Exhibit 5.1
DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 www.dlapiper.com T 480.606.5100 F 480.606.5101

March 25, 2022

Amtech Systems, Inc.

131 South Clark Drive

Tempe, AZ 85281

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Amtech Systems, Inc., an Arizona corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Amtech Systems, Inc. 2022 Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

We do not express any opinion herein concerning any law other than the Arizona Business Corporation Act (including the statutory provisions, all applicable provisions of the Arizona Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Arizona or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise after the date hereof, or (ii) to reflect any facts or circumstances which may hereafter come to our attention after the date hereof.

Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Plan and pursuant to the agreements which accompany the Plan, will be validly issued, fully paid, and nonassessable.

Amtech Systems, Inc. March 25, 2022 Page Two

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DLA Piper LLP (US)